July 11, 2007
Alico, Inc.
P.O. Box 338
LaBelle, FL 33975
Attn: Patrick W. Murphy
Re:  Financial Covenant Waiver and Amendment of Loan Agreement
Dear Pat:
Reference is made to the Amended and Restated Loan Agreement between Farm Credit of Southwest Florida, ACA (the “Association”) and Alico, Inc. (“Alico”) dated as of May 26, 2006 (the “Loan Agreement”) and the revolving line of credit provided for therein (the “RLOC”).
In connection with the disclosures given by Alico to the Association under the Loan Agreement, the Association has been made aware of Alico’s pending dispute with the Internal Revenue Service (the “IRS”). You have now advised us that, as a result of ongoing negotiations with the IRS, Alico has established reserves in a range between $61,000,000 and $85,000,000 (the “Adjustment”), following discussions among Alico’s management, directors, tax counsel and advisors in contemplation of settlement with the IRS and the State of Florida. The impact of the Adjustment will cause a breach of the following financial covenants under the Loan Agreement:
i.	Debt Ratio (Section 4.3(a));

ii.	Current Ratio (section 4.3(b)); and

iii.	Net Worth (Section 4.3(d)).
You have requested that the Association waive compliance with the foregoing financial covenants for the financial reporting period ending May 31, 2007, and that the Loan Agreement be amended in contemplation of the ongoing financial effects of the Adjustment.
Upon our receipt of a copy of this letter acknowledged by Alico, the Association agrees as follows:
(a)	Alico’s compliance with the Debt Ratio, Current Ratio and Net Worth covenants for the fiscal reporting period ended May 31, 2007 is hereby waived; and

(b)
The Association and Alico shall enter into an amendment to the Loan Agreement promptly following our receipt of such information sufficient to reset the financial covenants as may be determined by the Association in its sole discretion.

330 North Brevard Avenue | Arcadia, Florida 34266 | Phone (800) 494-0500 | Fax (863) 494-6460

In consideration of the Association’s agreement to provide waivers set forth herein and to amend the Loan Agreement as contemplated, Alico shall pay a waiver/amendment fee to the Association in the amount of $43,750. By your acknowledgment as indicated below, the Association is hereby authorized to advance to itself such fee under the RLOC.
We trust that you find these actions responsive to the needs of Alico.
Sincerely,

Bryan L. Byrd
Executive Vice President / COO
Acknowledged and agreed to by:
Alico, Inc.

By:

Its:	SVP & CFO